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                                                                    Exhibit 99.1

March 29, 2002

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Annual Report on Form 10-K for the Year Ended December 31, 2001; Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

      Digex, Incorporated engages Arthur Andersen LLP ("Andersen") as its independent public accountants. Andersen completed its audit work on our consolidated financial statements for the year ended December 31, 2001 on February 6, 2002, except for Note 1 and Note 6, as to which the date is February 25, 2002, and Andersen's opinion with respect to our consolidated financial statements bear that date. However, we did not file our Annual Report on Form 10-K for the year ended December 31, 2001 until after March 14, 2002.

      We are aware of the contents of Release Nos. 33-8070 and 34-45590 and the Addition of Temporary Note 3T to Article 3 of Regulation S-X (the "Temporary Note"). Because the audit of our consolidated financial statements was completed prior to March 14, 2002, we are not certain that the Temporary Note applies to us. However, in an abundance of caution, we have requested and received from Andersen a letter to the effect that Andersen has represented that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with the professional standards and that there was appropriate continuity of Andersen personnel working on our audit, and availability of national office consultation. Our significant foreign affiliates were audited by other auditors, so the assurance from Andersen as to foreign affiliates is not relevant.

      Based on the foregoing, we respectfully request that the Commission accept Digex, Incorporated's consolidated financial statements as audited by Andersen in our Annual Report on Form 10-K for the year ended December 31, 2001.

                                        Respectfully submitted,


                                        /s/ T. SCOTT ZIMMERMAN

                                        T. Scott Zimmerman
                                        Interim Chief Financial Officer,
                                        Vice President and Controller